Exhibit 1

Oi S.A. - In Judicial Reorganization

CORPORATE TAXPAYERS’ REGISTRY (CNPJ/MF) No. 76.535.764/0001-43

BOARD OF TRADE (NIRE) No. 33 3 0029520-8

Publicly-Held Company

NOTICE TO THE MARKET

Oi S.A. – In Judicial Reorganization, in accordance with article 12 of CVM Instruction No. 358/02, regarding trading of material amount of shares, informs the market that it received a letter from Goldman, Sachs & Co. last night, with the information attached hereto.

Rio de Janeiro, April 4, 2017.

Oi S.A. – In Judicial Reorganization

Ricardo Malavazi Martins

Chief Financial Officer and Investor Relations Officer

Oi S.A. – In Judicial Reorganization
Publicly-held Company

CNPJ/MF 76.535.764/0001-43
NIRE 33.300.29520-8

In accordance with the main section and §4 of article 12 of CVM Instruction No. 358 of January 3, 2002, as amended, Goldman, Sachs & Co. ("Goldman Sachs"), a New York limited partnership and registered as a broker-dealer and as an investment adviser pursuant to the laws of the United States Securities and Exchange Commission, a subsidiary of The Goldman Sachs Group, Inc. and enrolled with the C.N.P.J. under No. CNPJ 05.987.216/0001-06, with its principal place of business at 200 West Street, New York, NY 10282, hereby informs you that on March 29, 2017, Goldman Sachs together with its affiliate Goldman Sachs International (collectively, the "Goldman Entities"), a subsidiary of The Goldman Sachs Group, Inc. and enrolled with the C.N.P.J. under No. 05.479.103/0001-08, entered into transactions that resulted in a position equivalent to 8,000,896 (eight million eight hundred ninety-six) preferred shares (the "Shares") issued by Oi S.A. – In Judicial Reorganization (the "Company"), or 5.07% (five point zero seven percent) of the outstanding Shares of the Company.

Detailed position below:

Oi S.A. – Em Recuperação Judicial
Companhia Aberta

CNPJ/MF 76.535.764/0001-43
NIRE 33.300.29520-8

Em cumprimento ao que estabelece o artigo 12, *caput* e §4°, da Instrução CVM nº 358, datada de 3 de janeiro de 2002, conforme alterada, Goldman, Sachs & Co. ("Goldman Sachs"), uma *limited partnership* devidamente organizada e existente de acordo com as leis do Estado de Nova Iorque e registrada como uma corretora e consultora de investimentos conforme as leis da Comissão de Câmbio e Valores Mobiliários dos Estados Unidos (*United States Securities and Exchange Commission*), uma subsidiária do The Goldman Sachs Group, Inc. e inscrita no C.N.P.J. sob nº CNPJ 05.987.216/0001-06, com sede em 200 West Street, New York, NY 10282, vem por meio desta comunicar que em 29 de março de 2017 a Goldman Sachs juntamente com sua afiliada Goldman Sachs International (conjuntamente "Entidades Goldman"), uma subsidiária do The Goldman Sachs Group, Inc. e inscrita no C.N.P.J. sob nº 05.479.103/0001-08, realizaram operações que resultaram em uma posição equivalente a 8.000.896 (oito milhões e oitocentas e noventa e seis) ações preferenciais (as "Ações") de emissão de Oi S.A. – em Recuperação Judicial (a "Companhia"), ou 5,07% (cinco vírgula zero sete por cento) das Ações em circulação da Companhia.

Posição detalhada abaixo:

Reportable Summary / Resumo da Posição

Cash Settled / Liquidação Financeira			
Derivatives Preferred shares Derivativos ações preferenciais	Long Positions Posição Comprada	419,925	**0.27%**

Physically Settled / Liquidação Física			
Preferred Shares spot Ações preferencias à vista	Long Positions Posição Comprada	8,644,603	5.48%
ADR – preferred spot ADR – preferenciais à vista	Long Positions Posição Comprada	4,106,585	2.60%
Preferred Shares spot Ações preferencias à vista	Short Positions Vendas Realizadas	(4,293,979)	-2.72%
Loan Contracts (Preferred) Ações preferenciais doadas por meio de empréstimos	Short Positions Posição Doada	(452,934)	-0.29%
ADR – preferred spot ADR – preferenciais à vista	Short Positions Vendas Realizadas	(3,379)	0.00%
	Net Value	**8,000,896**	**5.07%**

This is a minority investment that does not involve a change in the composition of corporate control or a change in the management structure of the Company. Currently, the Goldman Entities do not target any quantity of the Company's shares. Other than as disclosed herein, there are no convertible debentures already held, directly or indirectly, by the Goldman Entities, nor any agreement or contract regulating voting rights or the purchase and sale of securities issued by the Company, to which the Goldman Entities are a party.

Este é um investimento minoritário que não envolve mudança na composição do controle acionário ou na alteração da estrutura administrativa da Companhia. Atualmente, as Entidades Goldman não visam adquirir outras ações da Companhia. As Entidades Goldman, ou quaisquer de suas afiliadas ou controladas, não detém, direta e/ou indiretamente, debêntures conversíveis de emissão da Companhia, bem como não fazem parte de nenhum contrato ou acordo dispondo sobre direito de voto ou sobre a compra e venda de valores mobiliários de emissão da Companhia.

April 3, 2017

03 de abril de 2017

Goldman, Sachs & Co.

Goldman Sachs International